Exhibit 10.17.2

Loan Agreement

Dated: January 18, 2023

FOR VALUE RECEIVED, NKGEN BIOTECH, INC.(the “Borrower”), a corporation duly organized and existing under the laws of USA located at 3001 Daimler Street Santa Ana, CA 92705, hereby promises to pay to the order of NKMAX Co., Ltd.(the “Lender”), a corporation duly organized and existing under the laws of Republic of Korea, located at 172 Dolma-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea, the principal sum of one million U.S. dollars (USD1,000,000) in accordance with the terms set forth below.

Payment. The principal amount of this Loan together with accrued and unpaid interest rate (4.6% per annum) all charges, costs and expenses, is due and payable from January 25, 2023 and before December 31, 2024. All payments under this Agreement are applied first to accrued interest and then to the balance of the outstanding principal. (It is a principle not to repay within one year.)

Prepayment. The Borrower has the right to prepay all or any part of the principal amount of this Loan, together with accrued and unpaid interest thereon, at any time after one year without prepayment penalty or premium of any kind. The borrower has no right to prepay Within the first year.

Costs and Fees. In the event of default, the Borrower shall pay to the Lender all costs of collection including reasonable attorney’s fees.

Waiver. The Borrower hereof, waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Loan.

Successors and Assigns. This Loan will inure to the benefit of and be binding on the respective successors and permitted assigns of the Borrower. The Borrower shall not assign its rights or delegate its duties under this Loan without the Lender’s prior written consent.

Amendment. This Loan may be amended or modified only by a written agreement signed by the Borrower and Lender.

Severability. In the event that any of the provisions of this Loan are held to be invalid or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Loan.

Notifications. Any notice or communication under this Loan must be in writing and sent via one of the following options:

Governing Law. This Loan shall be governed by and construed in accordance with the laws of the republic of Korea.

Period. The contract term is December 31, 2024 from the contract date, but can be extended by mutual agreement.

IN WITNESS WHEREOF, the undersigned have executed this Loan Agreement as of the date first stated above.

/s/ Paul Y. Song	/s/ Sangwoo Park
Name: Paul Y. Song	Name: Sangwoo Park
Title: CEO	Title: CEO
Date: January 18, 2023	Date: January 18, 2023
For and on behalf of	For and on behalf of
Borrower: NKGEN BIOTECH, INC.	Lender: NKMAX Co., Ltd.